Exhibit 10.4(xvii)

FEBRUARY 21,2011

FORTUNE BRANDS, INC. 2007 LONG-TERM INCENTIVE PLAN

CASH PERFORMANCE AWARD

TERMS AND CONDITIONS

You have been granted a cash performance award (the “Award”) under the Fortune Brands, Inc. 2007 Long-Term Incentive Plan (the “Plan”). The Plan provides long-term incentives to employees of Fortune Brands, Inc. (“Fortune”) and its subsidiaries.

The date of the grant, number of units you have been awarded, and the minimum, target and maximum unit values are set forth at the top of your Notice of Cash Performance Award.

1. Cash Award. Subject to the provisions of paragraphs 3 through 8 below, your cash award will be determined as follows:

(a) If the Fortune subsidiary that employs you (the “Company”) attains the minimum performance goals for the three-year performance period, the value of each unit awarded to you will be the minimum unit value set forth in your Notice of Cash Award.

(b) If the Company attains the maximum performance goals for the three-year performance period, the value of each unit awarded to you will be the maximum unit value set forth in your Notice of Cash Award.

(c) If the Company’s performance for the performance period exceeds the minimum performance goals established for the three-year performance period but does not reach the maximum performance goals established for the three-year performance period, the value of each unit awarded to you will be interpolated between the minimum and maximum unit payout values as set forth in your Notice of Cash Award.

(d) No payment will be made for any performance period if the minimum performance goals for the three-year performance period are not attained.

Subject to the provisions of paragraphs 3 through 8 below, any amounts payable to you under this Award will be paid as soon as practicable after the end of the performance period and after the Compensation and Stock Option Committee of Fortune’s Board of Directors (the “Committee”) certifies the Company’s attainment of the performance goals for the performance period pursuant to paragraph 9 below. Notwithstanding any other provision of this Agreement, no payout hereunder shall be made unless and until the Committee certifies the attainment of performance goals.

2. Transferability of Award. This performance award shall not be transferable by you other than by will or by the laws of descent and distribution or pursuant to a domestic relations order approved by the Committee or its Secretary.

3. Termination of Employment As a Result of Death, Disability or Retirement. If your employment with the Company (or Fortune Brands, Inc. or any of its subsidiaries) terminates during any performance period by reason of your death, disability or retirement, you will be entitled to receive as soon as practicable after the end of that performance period and after the Committee certifies attainment of the performance goals for that performance period pursuant to paragraph 9, a payment (i) based on the unit value that would otherwise be payable pursuant to paragraph 1, (ii) prorated for the portion of any relevant performance period ending on the date your employment is so terminated.

4. Termination of Employment for Other Reasons. Except as otherwise provided in paragraphs 6 through 8 below, if your employment with the Company terminates during a performance period other than by reason of your death, disability or retirement, you will not be entitled to any payment pursuant to paragraph 1 with respect to the performance period.

5. Forfeiture of Award for Detrimental Activity. If you engage in “detrimental activity” (as defined below) at any time (whether during your employment or after termination), you will not be entitled to any payment under the Plan, and you will forfeit all rights with respect to this Award. For purposes of this paragraph 5, “detrimental activity” means willful, reckless or grossly negligent activity that is determined by the Committee to be detrimental to or destructive of the business or property of the Company, Fortune or any of its subsidiaries. Any such determination of the Committee shall be final and binding for purposes of the Plan. Notwithstanding the foregoing, no payment shall be forfeited or become not payable by virtue of this paragraph 5 on or after the date of a Change in Control (as defined in the Plan).

6. Transfer of Employment; Leave of Absence. For the purposes of this Agreement, (a) a transfer of your employment from the Company to Fortune or one of its other subsidiaries or vice versa, without an intervening period, shall not be deemed a termination of employment, and (b) if you are granted in writing a leave of absence, you shall be deemed to have remained in the employ of the Company, Fortune or one of its other subsidiaries during such leave of absence.

7. Adjustments, (which may be increases or decreases) may be made by the Committee to the performance goals and measurements applicable to Performance Awards to take into account changes in law and accounting and tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances, including, without limitation, acquisitions or divestitures by or other material changes in the Company, provided that no adjustment shall be made which would result in an increase in your compensation if your compensation is subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code, as amended, or any successor provision, for the year with respect to which the adjustment occurs. The Committee also may adjust the performance goals and measurements applicable to Performance Awards and thereby reduce the amount to be received by any Participant pursuant to such Awards if and to the extent that the Committee deems it appropriate, provided that no such reduction shall be made on or after the date of a Change in Control (as defined the Plan). The determination of the Committee as to the terms of any adjustment made pursuant to this paragraph 7 shall be binding and conclusive upon you and any other person or persons who are at any time entitled to receipt of any payment pursuant to the award.

8. Divestiture; Termination of Plan, (a) In the event that your principal employer (your “Employer”) ceases to be a subsidiary of Fortune Brands, then your employment shall be deemed to be terminated for all purposes as of the date on which the employer ceases to be a subsidiary of Fortune (the “Divestiture Date”) and the Award shall become nonforfeitable and shall be paid out as soon as practicable following the Divestiture Date (i) as if the performance period or other applicable conditions or restrictions had been completed or satisfied and based on actual performance to the extent actual data is available for the performance period and the Company’s forecast in the financial performance outlook report for the remainder of the applicable performance period, but (ii) prorated for the portion of any relevant performance period ending on the date your employment is so terminated.

(b) In the event of a termination of the Plan as provided therein, then your employment shall be deemed to be terminated for all purposes as of the date of termination of the Plan and the provisions of paragraph 8(a) will apply to your award with the same effect as if the date of termination of the Plan were a Divestiture Date.

9. Committee Certification. As soon as practicable after the end of the performance period, the Committee shall certify the extent to which the performance goals have been satisfied for the performance period.

10. Tax Withholding. The Company shall have the right to deduct from any payment to you the amount of any federal, state or local income or other taxes required by law to be withheld with respect to such payment.

11. Governing Law. These terms and conditions and the Award provided for in the Notice of Performance Cash Award shall be governed by and construed in accordance with the laws of the State of Illinois.

12. Conflicts. In the event of a conflict between these terms and conditions of the Award and the Plan, the terms of the Plan shall govern.